Exhibit 3.1

CERTIFICATE OF FORMATION
OF
DILLARD’S, INC.

Dillard’s, Inc., a corporation existing under the laws of the State of Texas (hereinafter called the “Corporation”), hereby certifies as follows:

1. Dillard’s, Inc., a Delaware corporation (the “Delaware Corporation”), with its principal place of business at 1600 Cantrell Road, Little Rock, Arkansas 72201, was originally incorporated on January 13, 1964.

2. The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “Dillard’s, Inc.” on August 31, 2025, pursuant to a plan of conversion under which the Delaware Corporation converted to the Corporation.

FIRST:              The name of the Corporation is Dillard’s, Inc. The Corporation is a for-profit corporation.

SECOND:         The address of the initial registered office of the Corporation in the State of Texas is Corporate Center One, 5301 Southwest Parkway, Suite 400 Austin, TX 78735. The name of the Corporation’s initial registered agent at such address is Registered Agent Solutions, Inc. The initial mailing address of the Corporation is 1600 Cantrell Road, Little Rock, Arkansas 72201.

THIRD:             The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code, as amended (the “TBOC”).

FOURTH:

(a)            The total number of shares of stock which the Corporation shall have the authority to issue is 310,000,000, consisting of 289,000,000 shares of Class A Common Stock, which shares shall have a par value of $0.01 per share (the “Class A Common Stock”); 11,000,000 shares of Class B Common Stock, which shares shall have a par value of $0.01 per share ((the “Class B Common Stock”) and together with the Class A Common Stock, (the “Common Stock”)); and 10,000,000 shares of Preferred Stock, which shares shall have a par value of $0.01 per share (the “Preferred Stock”).

(b)           The designations, preferences, privileges, and voting powers of the shares of each class and the restrictions or qualifications thereof are as follows:

(i)                 Subject to the other provisions of this Certificate of Formation, the Class A Common Stock and the Class B Common Stock shall have the right to vote upon all matters which may come before meetings of the shareholders, except that the holders of Class A Common Stock shall be empowered as a class, by a separate class vote, to elect one-third of the members of the Board of Directors (the “Class A Directors”), and the holders of Class B Common Stock shall be empowered as a class, by a separate class vote, to elect two-thirds of the members of the Board of Directors (the “Class B Directors”). In the event that the number of members constituting the entire Board of Directors is not divisible by three, the Board of Directors shall, in its discretion, determine the allocation of directorships between the Class A Directors and the Class B Directors, such that the number of Class A Directors is as near as possible to one-third of the entire Board of Directors and the number of Class B Directors is as near as possible to two-thirds of the entire Board of Directors.

(ii)                Each share of Class A Common Stock and Class B Common Stock shall be entitled to participate equally in any dividends (other than dividends of Common Stock) which may be declared upon the Common Stock, and no dividends may be declared on shares of either class of Common Stock unless an equal dividend be declared on the shares of the other class; provided, however, that in the case of all dividends in Common Stock of this Corporation or stock split-ups, the Class A Common Stock shall be entitled only to receive Class A Common Stock and the Class B Common Stock shall be entitled only to receive Class B Common Stock.

(iii)               Shares of Class B Common Stock shall be convertible at any time and from time to time at the option of the holder thereof into shares of Class A Common Stock at the rate of one share of Class B Common Stock for one share of Class A Common Stock. In order to exercise the conversion privilege, the holder of any shares of Class B Common Stock shall surrender the certificate or certificates for such shares accompanied by proper instruments of surrender to the Corporation at its principal office. The certificate or certificates for such shares of Class B Common Stock shall also be accompanied by written notice to the effect that the holder elects to convert such shares of Class B Common Stock and stating the name or names to which the certificate or certificates for shares of Class A Common Stock which shall be issuable on such conversion shall be issued. As promptly as practicable after the receipt of such notice and the surrender of such shares of Class B Common Stock, the Corporation’s Transfer Agent shall issue and deliver to such holder or to the written order of such holder a certificate or certificates for the number of shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock. Such conversion shall be deemed to have been effected on the date on which such notice shall have been received by the Corporation and such Class B Common Stock shall have been surrendered as hereinbefore provided. The shares of Class B Common Stock so converted shall be cancelled and restored to the status of authorized but unissued shares of Class B Common Stock. All shares of Class A Common Stock which may be issued upon conversion of Class B Common Stock shall, upon issuance, be validly issued, fully paid, and non-assessable by the Corporation.

(iv)               In the case of the issuance of any shares of stock as a dividend upon the shares of Class A Common Stock or the shares of Class B Common Stock, or in the case of any sub-division, split-up, combination, or change of the shares of Class A Common Stock or shares of Class B Common Stock into a different number of shares of the same or any other class or classes of stock, or in the case of any consolidation or merger of the Corporation with or into another corporation, or in the case of a conversion of the Corporation, or in the case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, the conversion rate as hereinbefore provided shall be appropriately adjusted so that the rights of the holders of shares of Class A Common Stock and the rights of the holders of shares of Class B Common Stock shall not be diluted as a result of such stock dividend, sub-division, split-up, combination, change, consolidation, merger, conversion of the Corporation, sale or conveyance. Adjustments in the rate of conversion shall be calculated to the nearest 1/10 of a share. The Corporation shall not be required to issue fractions of shares of Class A Common Stock upon conversion of Class B Common Stock. If any fractional interest in a share of Class A Common Stock shall be deliverable upon the conversion of any shares of Class B Common Stock, the Corporation may purchase such fractional interest for an amount in cash equal to the current market value of such fractional interest.

(v)                So long as any shares of Class B Common Stock are outstanding, the Corporation shall reserve and keep available out of its duly authorized but unissued stock, for the purpose of effecting the conversion of the Class B Common Stock as hereinbefore provided, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock.

(vi)               The holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by this Certificate of Formation, and notwithstanding any provision of the TBOC to the contrary, all classes or series of stock shall only be entitled to vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including in connection with any “fundamental action” or “fundamental business transaction” as defined in the TBOC. Except as otherwise required by this Certificate of Formation, the affirmative vote of the holders of a majority of the shares of stock then outstanding and entitled to vote on the matter, voting as a single class, shall be required to approve any “fundamental action” or “fundamental business transaction.” Except as otherwise required by the TBOC or this Certificate of Formation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of shares of one more other such series, to vote thereon pursuant to this Certificate of Formation or pursuant to the TBOC.

(vii)              In addition to the rights of the holders of shares of a class to vote separately as a class as set forth in clause (i) of Subsection (b) of this Article FOURTH and Subsection (a) of Article SIXTH, the holders of shares of a class of Common Stock shall be entitled to vote separately by class upon any proposed amendment to this Certificate of Formation that would: (A) increase or decrease the aggregate number of authorized shares of such class; (B) increase or decrease the par value of the shares of such class; or (C) alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any proposed amendment to this Certificate of Formation would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by such amendment to this Certificate of Formation shall be considered a separate class for the purposes of this clause (vii) of Subsection (b) of this Article FOURTH.

(viii)             The Board of Directors is authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences, and relative, participating, optional, and other special rights of each series of Preferred Stock, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(c)           Except as set forth in Subsection (d) of this Article FOURTH, the affirmative vote or consent of the holders of four-fifths of all classes of stock of the Corporation entitled to vote in elections of directors, considered for purposes of this Article FOURTH as one class, shall be required (i) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other corporation; (ii) to authorize any sale, lease or exchange of all or substantially all of the assets of the Corporation to, or any sale, lease or exchange to the Corporation or any subsidiary thereof in exchange for securities of the Corporation of any assets of, any other corporation, person or other entity; or (iii) to authorize dissolution or liquidation of the Corporation. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of shares of the stock of the Corporation otherwise required by the TBOC or any agreement between the Corporation and any national securities exchange.

(d)           The provisions of Subsection (c) of this Article FOURTH shall not be applicable to (i) any merger or consolidation of the Corporation with or into any other corporation, or any sale, lease or exchange of all or substantially all of the assets of the Corporation to, or any sale, lease or exchange to the Corporation or any subsidiary thereof in exchange for securities of the Corporation of any assets of, any other corporation, or to liquidation or dissolution, if the Board of Directors shall by resolution have approved a memorandum of understanding with such other corporation with respect to and substantially consistent with such transaction or such liquidation or dissolution; or (ii) any merger or consolidation of the Corporation with, or any sale, lease or exchange to the Corporation or any subsidiary thereof of any of the assets of, any other corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the Corporation and its subsidiaries.

(e)           No amendment to this Certificate of Formation shall amend, alter, change or repeal any of the provisions of Subsections (c) and (d) of this Article FOURTH, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of four-fifths of all classes of stock of the Corporation entitled to vote in elections of directors, considered for the purposes of this Article FOURTH as one class.

FIFTH:

(a)            The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto. During any time that the Corporation has its Class A Common Stock listed on a national securities exchange (as defined in Section 1.002(55-a) of the TBOC) or has 500 or more shareholders, no shareholder (as defined in Section 21.551(2) of the TBOC) of the Corporation may institute or maintain a derivative proceeding in the right of the Corporation unless such shareholder, at the time the derivative proceeding is instituted, holds at least 3% of the outstanding shares of the Corporation.

(b)           The Corporation affirmatively elects to be governed by Section 21.373 of the TBOC during any time on or after September 1, 2025 that (i) the Corporation’s principal office is located in the State of Texas or (ii) the Corporation is admitted to listing on a stock exchange that (A) has its principal office in the State of Texas and (B) has received approval by the securities commissioner of the State of Texas under Subchapter C, Chapter 4005, Government Code of the State of Texas.

SIXTH:

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be fixed solely as specified in the bylaws of the Corporation (the “Bylaws”). Such number may from time to time be increased or decreased in such manner as may be prescribed by the Bylaws. In no event shall the number of directors be less than the minimum number prescribed by the TBOC. The election of directors need not be by written ballot. There shall be no qualifications on directors except that the holders of shares of Class A Common Stock, voting as a class, shall be entitled to vote to adopt Bylaws fixing qualifications for the directors elected by such class (but not qualifications for the directors elected by any other class), and the holders of shares of Class B Common Stock, voting as a class, shall be entitled to vote to adopt Bylaws fixing qualifications for the directors elected by such class (but not qualifications for the directors elected by any other class). These special voting rights are granted in addition to the voting rights of such class provided in Article FOURTH of this Certificate of Formation. Any amendment to the immediately preceding two sentences shall require a class vote of each of the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock.

(b)            The Board of Directors is expressly authorized and empowered to alter, amend and repeal the Bylaws or adopt new Bylaws. The shareholders may, by the vote of the holders of not less than four-fifths of all classes of stock of the Corporation entitled to vote in the election of directors, make additional Bylaws and alter, amend and repeal any Bylaws, whether such Bylaws were originally adopted by the shareholders or otherwise; provided, however, that nothing in this Subsection (b) of this Article SIXTH shall affect the right of shareholders to set qualifications for directors as provided in the preceding Subsection (a) of this Article SIXTH. For the avoidance of doubt, the adoption, alteration, amendment or repeal of any Bylaws fixing qualifications for a class of directors must be approved by the affirmative vote of the majority of the shares of the relevant class present in person or represented by proxy and entitled to vote on such adoption, alteration, amendment or repeal of the applicable Bylaws pursuant to Subsection (a) of this Article SIXTH.

(c)           Any director elected or appointed by a class of shareholders may be removed by the shareholders of that class at any time in such manner as shall be provided in the Bylaws.

(d)           The names and addresses of the directors constituting the initial Board of Directors are as follows:

Name	Address
1. James I. Freeman	1600 Cantrell Road, Little Rock, Arkansas 72201
2. Rob C. Holmes	1600 Cantrell Road, Little Rock, Arkansas 72201
3. Reynie Rutledge	1600 Cantrell Road, Little Rock, Arkansas 72201
4. J.C. Watts, Jr.	1600 Cantrell Road, Little Rock, Arkansas 72201
5. Nick White	1600 Cantrell Road, Little Rock, Arkansas 72201
6. Robert C. Connor	1600 Cantrell Road, Little Rock, Arkansas 72201
7. William E. (Chip) Connor, II	1600 Cantrell Road, Little Rock, Arkansas 72201
8. Alex Dillard	1600 Cantrell Road, Little Rock, Arkansas 72201
9. Mike Dillard	1600 Cantrell Road, Little Rock, Arkansas 72201
10. William Dillard, II	1600 Cantrell Road, Little Rock, Arkansas 72201
11. William Dillard, III	1600 Cantrell Road, Little Rock, Arkansas 72201
12. H. Lee Hastings, III	1600 Cantrell Road, Little Rock, Arkansas 72201
13. Denise Mahaffy	1600 Cantrell Road, Little Rock, Arkansas 72201
14. Drue Matheny	1600 Cantrell Road, Little Rock, Arkansas 72201

SEVENTH:            The Corporation is to have perpetual existence.

EIGHTH:

(a)            Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of the Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, or the holders of not less than 50% (or, if lower, the highest percentage of ownership that may be set under the TBOC) of the Corporation’s outstanding shares of capital stock entitled to vote at such special meeting.

(b)           Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

NINTH:

(a)           To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Subsection (a) of this Article NINTH by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Subsection (a) of this Article NINTH will, unless otherwise required by the TBOC, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director of officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(b)           To the fullest extent permitted by the TBOC, as the same now exists or may hereafter be amended from time to time, the Corporation is authorized to indemnify, and provide advancement of expenses to, its directors, officers, employees and agents (and any other persons to which the TBOC permits the Corporation to provide indemnification) through provisions in the Bylaws, agreements with such directors, officers, employees, agents or other persons, the vote of shareholders or disinterested directors or otherwise.

TENTH:                 Except as otherwise provided by the TBOC, no action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

ELEVENTH:

(a)           Unless the Corporation consents in writing to the selection of an alternative forum, the Business Court in the First Business Court Division of the State of Texas (the “Business Court”) (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division) shall, to the fullest extent permitted by the TBOC, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or shareholder of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws or as to which the TBOC confers jurisdiction on the Business Court, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Formation or the Bylaws, (v) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, (vi) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of, and have consented to, the provisions of this Subsection (a) of this Article ELEVENTH, and shall be deemed to have irrevocably and unconditionally agreed that the Business Court shall be the sole and exclusive forum for the resolution of the foregoing disputes to the fullest extent permitted by the TBOC. If any action the subject matter of which is within the scope of this Subsection (a) of this Article ELEVENTH is filed in a court other than the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division) (a “Foreign Action”) by or in the name of any shareholder, such shareholder shall be deemed to have notice of, and have consented to, (y) the exclusive personal jurisdiction of the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division) in connection with any action brought in any such court to enforce this Subsection (a) of this Article ELEVENTH and (z) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. The existence of any prior consent to, or selection of, an alternative forum by the Corporation shall not act as a waiver of the Corporation’s ongoing consent right as set forth in this Subsection (a) of this Article ELEVENTH with respect to any current or future actions or claims. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

(b)           ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING OR HOLDING ANY INTEREST IN SHARES OF STOCK OF THE CORPORATION SHALL BE DEEMED TO HAVE IRREVOCABLY AND UNCONDITIONALLY WAIVED ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ASSERTING AN “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OTHER LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM WITHIN THE SCOPE OF SUBSECTION (a) OF THIS ARTICLE ELEVENTH.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized representative as of this 19th day of August, 2025.

By:	/s/ Alex Dillard
Name:	Alex Dillard
Title:	President